Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-285107) pertaining to SailPoint, Inc. Omnibus Incentive Plan and the SailPoint, Inc. Employee Stock Purchase Plan of our reports dated March 19, 2026, with respect to the consolidated financial statements of SailPoint, Inc., and the effectiveness of internal control over financial reporting of SailPoint, Inc., included in this Annual Report (Form 10-K) for the year ended January 31, 2026.

/s/ Ernst & Young LLP

Austin, Texas

March 19, 2026